EXHIBIT 2

1660 Wynkoop Street, Suite 1000

Denver, Colorado  80202-1132

Phone: (303) 573-1660

Fax: (303) 595-9385

www.royalgold.com

Donald Gillen

Darren Gillen

General Resources, Inc.

c/o Donald Gillen

21 Capilano Drive,

Saskatoon SK, Canada

S7K 4J5

June 28, 2018

Dear Donald,

We refer to that certain Stock Purchase Agreement, dated as of April 5, 2018, by and among Royal Gold, Inc., Donald Gillen, Darren Gillen, and General Resources, Inc. (the “Purchase Agreement”).  Capitalized terms used in this letter agreement shall have the meanings set forth in the Purchase Agreement.  By execution of this letter agreement by each of the Sellers and Purchaser, the Parties hereby acknowledge and agree that:

(i)            Section 2.2 of the Purchase Agreement is hereby amended by replacing the words “from and after the date of the First Closing,” with the words “from and after March 31, 2018,”

(ii)           Section 2.1(a)(i) of the Purchase Agreement is hereby amended by replacing the words “210, 818 Shares held by GRI” with the words “385,818 Shares held by GRI (which includes 75,000 Shares held by Kinderock Resources Ltd., for which GRI is the successor-in-interest)”, and

(iii)          Section 2.1(a)(ii) of the Purchase Agreement is hereby amended by replacing the words “234,210 Shares held by GRI” with the words “59,210 Shares held by GRI”.

Except as expressly set forth in this letter agreement, the terms and conditions of the Purchase Agreement shall continue in full force and effect without modification thereof.

Sincerely,

Royal Gold, Inc.

/s/ Bruce C. Kirchhoff
Bruce C. Kirchhoff
Vice President, General Counsel and Secretary

Acknowledged and agreed on the date hereof:

Donald W. Gillen

/s/ Donald W. Gillen

Darren Gillen

/s/ Darren Gillen

General Resources, Inc.

/s/ Donald Gillen
By:	Donald Gillen
Title:	President